Exhibit 10.5

AGREEMENT TO PROVIDE CONSULTING SERVICES.

Effective Date: March 9, 2012

International Stem Cell Corporation, a Delaware corporation (“the Company”), and Kenneth C. Aldrich (hereafter referred to as “Consultant”), in consideration of the mutual promises made herein, agree as follows. This document may be referred to herein as “the Agreement or “this Agreement”

1.	Purpose: Consultant was one of the founders of the Company and has unique historical knowledge of the Company and experience with its operations that may become important in the future. This Agreement is being executed to assure the Company of ongoing access to Consultant for a significant period of time into the future to assure that the Company retains access to that historical knowledge and experience.

2.	Term. The term of this agreement shall be from the Effective Date stated in the title of this Agreement until the close of business March 30, 2017. The Agreement shall be non-cancellable except for “Cause” as defined herein.

3.	Services. Consultant agrees for up to 10 hours per calendar month to provide consulting services as described herein to Company as may be requested from time to time by Company’s Board of Directors, CEO, COO or CFO. Such services shall include advice concerning the general business and financial affairs of the Company and such specific projects as may be appropriate to Consultant’s talents and experience. The scope of services shall be consistent with the business of Company, subject at all times to the policies set by the CEO and/or Company’s Board of Directors.

4.	Compensation. As compensation for Consultant’s agreement to make himself available for services as described in this Agreement, Company shall pay to Consultant a month fee of $100 per month, payable in advance on the first of each month. In addition, Company shall pay Consultant for services specifically requested hereunder at the rate of five hundred ($500) per hour (or such other compensation as may be agreed upon between the Company and Consultant).

5.	Preservation of Equity Compensation Grants. All stock options or other equity based incentive compensation previously or subsequently granted to Consultant for any reason shall continue in full force and effect and continue to vest as scheduled for the full term of this contract. In the event of death or a substantial disability of Consultant that prevents Consultant from performing services hereunder, any stock options or other equity based compensation awards previously granted to Consultant shall become fully vested. Such options and other awards will remain exercisable until the earlier of (i) the tenth anniversary of the date of the grant or award or (ii) the fifth anniversary of the Effective Date of this Agreement.

6.

No Employee Relationship. At all times hereunder Consultant shall remain an independent contractor and shall not be considered an employee of the Company. Therefore, the Company shall not control the manner and means by which Consultant performs services and this Agreement shall not be interpreted to prohibit Consultant from making personal investments or conducting private business affairs, including consulting contracts with third parties or the management or ownership of other companies if those activities do not materially interfere with the services required under the Agreements. By way of clarification, this Agreement shall not prevent Consultant from acting as a Board member, consultant or employee of (or investor in) another company in the biotech industry unless his duties therein would create a conflict of interest with his duties for the Company which could not reasonably be eliminated by recusing himself from any activities which might create such a conflict of interest. This Agreement shall not be construed to create any association, partnership, joint venture, employment or agency relationship between Consultant and the Company. Consultant shall have no authority (and shall not hold himself out as having authority) to bind the Company and Consultant shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

7.	Benefits and Tax Reporting. As an independent contractor, Consultant shall not be entitled under this Agreement to receive any benefits normally provided to the Company’s employees including, but not limited to, vacation payments, sick pay, paid holidays, retirement benefits, or health insurance or other benefits. The Company will regularly report amounts paid to Consultant hereunder by filing a Form 1099-MISC with the Internal Revenue Service to the extent required by law, and no part of Consultant’s compensation hereunder will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes, and the Company shall not obtain worker’s compensation insurance on Consultant’s behalf.

8.	Termination.

a.	This Agreement shall be terminable by the Company only upon Consultant’s intentional act of fraud or if Consultant is convicted of a felony (collectively “ Termination for Cause”). If Company seeks to effect a Termination for Cause, it shall give a notice of termination to Consultant (which shall be without prejudice to any other remedy to which Company may be entitled either at law or in equity). The notice of termination so given shall specify the ground for the termination and shall be supported by a statement of all relevant facts.

b.	Consultant may terminate his obligations under this Agreement by giving Company at least sixty days notice in advance.

c.	Upon termination of this Agreement for any reason, Consultant shall promptly return any property of the Company to the Company. Any termination of this Agreement shall not affect the duties of Consultant to protect the confidential information of the Company as provided herein.

9.	Obligations of the Company. Company shall provide Consultant with the compensation, incentives, benefits, and business expense reimbursement specified in this Agreement.

10.	Expenses. Company shall promptly reimburse Consultant for all reasonable business expenses incurred by Consultant in connection with the business of Company. Any expense item shall be pre-approved by Company; however, if a trip, conference or other special event is approved by the Company in advance, all reasonable expenses incurred in connection therewith shall be deemed approved. Each such expenditure shall be reimbursable only if Consultant furnishes to Company adequate records and other documentary evidence required by applicable Company policies.

11.	Confidentiality and Non-Disclosure. As a condition of commencing any specific project for Company hereunder, Consultant shall enter into such Non-Disclosure and Confidentiality Agreements as may reasonably be requested by the Board of Directors and are consistent with the provisions of this Agreement.

12.	Other Agreements. Consultant may on the date hereof or subsequently be a party to one or more other agreements with the Company, including employment contracts or other contracts for services. This Agreement is intended to be independent of any such agreements and shall neither amend, extend or terminate any such agreements, and is intended to survive the expiration or termination of any such agreements.

13.	Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California and any legal proceedings brought hereunder shall be brought in the County of San Diego, State of California.

14.	Title. In furtherance of the interests of the Company, Consultant may use the honorary title “Chairman Emeritus”.

Executed on March 9, 2012, at Carlsbad, California.

International Stem Cell Corporation

By:	/s/ Andrey Semechkin
Co-Chairman and CEO
5950 Priestly Drive
Carlsbad, CA 92008)

CONSULTANT

/s/ Kenneth C. Aldrich
Kenneth C. Aldrich
157 Surfview Drive
Pacific Palisades, CA 90272

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